Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated June 4, 2021 to

Pricing Supplement No. 28, Pricing Supplement No. 30, Pricing Supplement No. 31 and Pricing Supplement No. 33 each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the
Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 15, 2021 and June 4, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	21.558%	$107,790	May 20, 2021

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 15, 2021 and June 4, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$4,000,000	80.664%	$3,226,560	May 19, 2021
$600,000	80.664%	$483,984	May 19, 2021
$5,000,000	81.239%	$4,061,950	May 19, 2021
$900,000	81.239%	$731,151	May 19, 2021
$2,000,000	80.060%	$1,601,200	May 19, 2021

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between May 15, 2021 and June 4, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,300,000	61.492%	$799,396	May 19, 2021
$5,000,000	61.954%	$3,097,700	May 19, 2021
$1,200,000	61.954%	$743,448	May 19, 2021
$1,000,000	61.598%	$615,980	May 19, 2021
$2,000,000	60.797%	$1,215,940	May 27, 2021

Linked to the ICE BofAML Commodity Index eXtra (Grains)

– Total Return

Due February 14, 2023

The following issuances involved scheduled settlement between February 4, 2021 and June 4, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$200,000	48.447%	$96,894	May 18, 2021
$600,000	42.718%	$256,308	June 1, 2021
$500,000	42.731%	$213,655	June 2, 2021
$500,000	44.120%	$220,600	June 4, 2021
$1,000,000	44.120%	$441,200	June 4, 2021

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$26,300,000	68.113%	$17,913,756	$1,954.39 (1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$1,954.39 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$97,149.40 as of the date hereof. After payment of the registration fee for this offering, US$95,195.01 remains available in SEK’s account for future registration fees.